UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 29, 2017 (March 24, 2017)

Verint Systems Inc.
(Exact name of registrant as specified in its charter)

001-34807
(Commission File Number)

Delaware	11-3200514
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

175 Broadhollow Road, Melville, New York	11747
(Address of principal executive offices)	(Zip code)
(631) 962-9600
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 24, 2017, the Board of Directors (the “Board”) of Verint Systems Inc., a Delaware corporation (“Verint” or the “Company”), upon the recommendation of the Corporate Governance and Nominating Committee of the Company, appointed Ms. Penelope Herscher to the Board effective April 1, 2017, filling an existing vacancy on the Board. She will serve for an initial term ending at the Company’s 2017 Annual Meeting of Stockholders.

Ms. Herscher has over 15 years of experience as a high-tech CEO and over 10 years serving on public company boards. She currently sits on the boards of Lumentum Operations LLC, a leader in the optical communications space, and Rambus Corporation, an intellectual property licensing company whose products span from memory and interfaces to security, smart sensors and lighting. In addition, Ms. Herscher is executive chairman at FirstRain, a privately held company in the unstructured data analytics space, where she was President and CEO until 2015. Earlier in her career, Ms. Herscher held senior executive positions at a number of software and technology companies.

The Board has affirmatively determined that Ms. Herscher meets the qualifications of an independent director under NASDAQ Rule 5605(a)(2) and the Company’s Corporate Governance Guidelines.

Verint is not aware of any transactions with Ms. Herscher that would require disclosure under Item 404(a) of Regulation S-K. As a non-employee director, Ms. Herscher will participate in Verint's compensation program for non-employee directors as described under the caption "Director Compensation" in Verint's Proxy Statement filed with the Securities and Exchange Commission on May 11, 2016.

Ms. Herscher is expected to become a party to an Indemnification Agreement with Verint on the same basis as Verint's other directors, the terms of which are described in Verint's Annual Report on Form 10-K for the year ended January 31, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERINT SYSTEMS INC.

Date:	March 29, 2017

		By:	/s/ Peter Fante
			Name:	Peter Fante
			Title:	Chief Administrative Officer